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                          CERTIFICATE OF CORRECTION TO
                        CERTIFICATE OF INCORPORATION OF
                            PUSH ENTERTAINMENT INC.

PUSH ENTERTAINMENT INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, HEREBY CERTIFIES THAT:


     1. The name of the Corporation is PUSH ENTERTAINMENT INC.


     2. A Certificate of Incorporation ("the Certificate") dated the 7th day of January, 1998, was filed in the office of the Secretary of State of the State of Delaware on January 7, 1998. The Certificate requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware, to correct a typographical error and to add certain restrictions on the transfer of the shares of the capital stock of the Corporation and to limit the number of stock holders.


     3. Section 10 of the Certificate is corrected as follows:


           10. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


     4. Section 13 is to be added to the Certificate as follows:


           13. No shares of the capital stock of the Corporation shall be transferred without the prior consent of a majority of the directors of the Corporation, such consent to be expressed either by resolution or by a signed instrument or instruments in writing.


     5. Section 14 is to be added to the Certificate as follows:


           14. The number of stockholders of the Corporation, exclusive of persons who are in the employment of the Corporation and exclusive of persons, having been formerly in the employment of the Corporation, were while in that employment, and have continued after the termination of that employment to be stockholders of the Corporation, is limited to not more than fifty (50), two (2) or more persons who are the joint registered owners of one (1) or more shares being counted as one (1) stockholder.


     6. Section 15 is to be added to the Certificate as follows:


           15. Any invitation to the public to subscribe for or purchase the Corporation's securities is prohibited.


IN WITNESS WHEREOF said PUSH ENTERTAINMENT INC. has caused this Certificate of Correction to be signed by its incorporator this 23rd day of January, 1998.


                                            /s/ Danny D. Lowe
                                            ---------------------------------
                                            Danny D. Lowe
                                            INCORPORATOR


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